UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 29, 2008

Enercorp, Inc.

(Exact name of registrant as specified in its charter)

Colorado                                    0-908384                                                         -0768802

(State or other jurisdiction    (Commission File Number)     (I.R.S. Employer Identification No.)

                                                             of incorporation)

23399 Commerce Dr., Suite B-1, Farmington Hills, Michigan 48335

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 248-994-0099

Not Applicable

______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

8044803.2

Item 1.01 Entry into a Material Definitive Agreement.

On September 29, 2008, Enercorp, Inc. (“Enercorp”) entered into a binding letter of intent (the “Binding Letter of Intent”) with American Plastics Processing Products, Inc. (“AP3”) and its President, Mr. DiNello, setting forth the principal terms on which AP3 will make an investment in Enercorp.  As part of this investment, Enercorp will obtain a $500,000 secured line of credit, 500,000 shares of common stock of LBO Capital Corp. 250,000 shares of common stock of EDEN Research, PLC (a publicly listed company in the United Kingdom), and $250,000 worth of AP3 common stock.  In exchange, AP3 will obtain approximately 3,083,333 shares of common stock of Enercorp.  The Binding Letter of Intent does not set forth all of the terms related to this transaction, and Enercorp and AP3 agree to negotiate in good faith such other terms as well as definitive documents as appropriate to evidence this transaction.  Unless otherwise agreed, Enercorp and AP3 will consummate this transaction as soon as practicable but no later than November 30, 2008.

As conditions of this transaction, Enercorp must, among other things, use commercially reasonable efforts to become fully compliant with all federal and state laws by which it is governed, including the regulations promulgated by the Securities and Exchange Commission.  Currently, Enercorp is not in compliance, and may be unable to become fully compliant in the future.  Enercorp must also use commercially reasonable efforts to obtain agreements from current debt holders to convert approximately $500,000 of notes receivable from Enercorp into 2,500,000 shares of common stock of Enercorp.

The description of the Binding Letter of Intent is qualified in its entirety by reference to the copy thereof which is attached hereto as Exhibit 10.1 and specifically incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)   Exhibits

              Exhibit No.          Description

10.1          Binding Letter of Intent between American Plastics Processing Products, Inc. and Enercorp, Inc., dated as of September 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 03, 2008                                    Enercorp, Inc.

By: /s/ Majlinda Xhuti

Title:  Chief Executive Officer and Chief Financial Officer